Exhibit 99.1

Contact: Drew Babin, CFA, CMA
Senior Managing Director of Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

Accelerated Asset Divestiture Strategy with More Than $480 million of Liquidity Transactions

Birmingham, AL – February 21, 2024 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the fourth quarter and full-year ended December 31, 2023, as well as certain events occurring subsequent to quarter end.

•

Net loss of ($1.11) and Normalized Funds from Operations (“NFFO”) of $0.36 for the 2023 fourth quarter and net loss of ($0.93) and NFFO of $1.59 for the full-year 2023, all on a per share basis. Included in NFFO is approximately $0.12 per share of revenue from Steward Health Care System (“Steward”) recognized prior to moving to cash basis accounting effective January 1, 2024;

•	Fourth quarter 2023 net loss includes approximately $772 million ($1.29 per share) in non-recurring write-offs and impairments, primarily related to Steward;

•

Entered into agreements in February to divest of five hospitals to Prime Healthcare (“Prime”) at a 7.4% economic cap rate for $350 million and the sale of MPT’s remaining noncontrolling interest in a tenant and two under-leased hospitals in South Carolina for combined proceeds of approximately $17 million; and

•	Executed the sale of its syndicated term loan investment in MEDIAN, the parent of Priory Group (“Priory”), in January for approximately $115 million (£90 million).

Edward K. Aldag, Jr., Chairman, President and Chief Executive Officer, said, “Our primary focus is on accelerating our capital allocation strategy by pursuing transactions expected to generate at least $2 billion of incremental liquidity in 2024. We are making progress as evidenced by our recent agreement to sell hospital real estate to Prime at pricing well above our historical cost and substantially better than estimates of our implied market capitalization rate.”

Mr. Aldag continued, “With regard to Steward, we are encouraged by the amount of interest received to date from other hospital operators for these mission-critical facilities, and we expect this real estate portfolio will either resume its contributions to earnings or become additional sources of liquidity as the year progresses.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, operating results, and reconciliations of net income (loss) to NFFO, including per share amounts, all on a basis comparable to 2022 results.

PORTFOLIO UPDATE

Medical Properties Trust has total assets of approximately $18.3 billion, including $12.0 billion of general acute facilities, $2.6 billion of behavioral health facilities and $1.7 billion of post-acute facilities. As of December 31, 2023, MPT’s portfolio included 439 properties and approximately 43,000 licensed beds leased to or mortgaged by 54 hospital operating companies across the United States as well as in the United Kingdom, Switzerland, Germany, Spain, Finland, Colombia, Italy and Portugal.

As of December 31, 2023, the Company’s assets include approximately $5.0 billion of leased real estate and other investments which will be subject to cash basis accounting in 2024, with rent and interest only to be recognized as cash is received. More specifically, effective January 1, 2024, Steward and the International Joint Venture will become part of this portfolio, which already included Prospect and other smaller operators. For much of this portfolio, MPT has started a process to transition real estate to new tenants, sell, or otherwise monetize these assets in the near-term. To assist investors in more accurately assessing MPT’s portfolio, the commentary and tables included below segregate the fourth quarter operating performance of these “Cash Basis” assets from the Company’s “Stabilized Portfolio” with approximately $11.0 billion of total assets and for which accrual method accounting is appropriate. It is possible that the size and earnings contribution of these portfolios could be impacted by future asset sale and other transactions.

Stabilized / Accrual Method Portfolio (approximately $11.0 billion total assets)

Europe (approximately $6.0 billion)

Across MPT’s European portfolio, operators continue to benefit from improving occupancy rates, growing reimbursement revenue, normalization of labor costs, and the rapid growth of behavioral health services.

Circle Health (“Circle”) ($2.1 billion) has maintained its performance, as the private healthcare market continues to attract patients in the United Kingdom who are seeking to minimize diagnostic and surgical waiting times. As previously announced, in January, Centene completed its sale of Circle’s operations to Pure Health for $1.2 billion. This transaction provides third-party validation of the inherent value of MPT’s UK hospital real estate portfolio and demonstrates that the business of running private hospitals in the United Kingdom is attractive to a broad, global investor base.

MEDIAN maintained EBITDARM coverage in the 1.5-2.0x range and successfully achieved its 2023 financial targets given steadily improving occupancy, negotiated reimbursement rate increases, and stabilization of energy expenses. Priory ($1.4 billion) continues to operate profitably with improving EBITDARM coverage of 2.2x driven by increases to its already high utilization rate, reimbursement rate increases, and efficient cost management.

Americas (approximately $5.0 billion)

In MPT’s Americas portfolio, operators have largely maintained hospital volumes while making significant progress in reducing contract labor. Behavioral health facilities continue to perform well driven primarily by revenues from increasing inpatient volume.

In February, the Company agreed to sell Saint Francis Medical Center in Lynwood, CA and four properties within the St. Clare’s system in New Jersey to Prime for $250 million in immediate cash and a $100 million interest-bearing mortgage note due to MPT in nine months, representing an approximate $50 million gain on sale of real estate. Completion of the transaction is subject to customary conditions and notice provisions.

MPT and Prime have also agreed to combine three hospitals in Michigan and Missouri previously subject to a lease maturing in early 2025 with its only other remaining Prime facility (Newark, NJ) to form a new 20-year master lease with a double-digit prevailing cash rental yield and inflation-based escalators collared between 2% and 4%. Further, Prime has agreed to an approximately $5 million increase in annual escalating cash rents. Including this increase in rent for the remaining leased facilities, the St. Francis and St. Clare’s facilities were transacted at an economic cap rate of 7.4%.

The new lease also includes an option for Prime to repurchase the facilities at any time for a value of at least $260 million. Should Prime choose to exercise this purchase option, MPT would expect to record an additional gain on sale of real estate of approximately $95 million on the remaining four facilities leased to Prime.

Cash Basis Portfolio

Steward ($3.5 billion)

As announced in early January, MPT has worked with Steward to develop an action plan designed to strengthen Steward’s liquidity and restore its balance sheet, optimize MPT’s ability to recover unpaid rent and ultimately reduce MPT’s exposure to Steward. MPT and certain of Steward’s asset backed lenders are negotiating a new bridge facility whereby it is expected, but there is no assurance, that each party will fund an initial $37.5 million to Steward, based on its achievement of certain milestones previously established in January. MPT has already funded $20 million of such amount. Any subsequent loan fundings would be contingent on Steward achieving further significant milestones that optimize the amount and timing of recoveries for MPT and Steward’s ABL lenders.

Prospect Medical (“Prospect”) ($1.1 billion)

In California, Prospect is current on all rent and interest due through the end of 2023, and EBITDARM improved year-over-year as a result of improved admissions, increased Medi-Cal reimbursement rates and lower supplies costs. Further, the $75 million delayed draw term loan MPT extended to Prospect in May 2023 was fully drawn as of December 31, 2023.

OPERATING RESULTS AND OUTLOOK

Net loss for the fourth quarter and year ended December 31, 2023 was ($664 million) (($1.11) per share) and ($556 million) (($0.93) per share), respectively, compared to ($140 million) (($0.24) per share) and net income of $903 million ($1.50 per share) in the year earlier periods. Net loss for the quarter ended December 31, 2023 included several non-recurring write-offs and impairments detailed in the tables below.

NFFO for the fourth quarter and year ended December 31, 2023 was $218 million ($0.36 per share) and $951 million ($1.59 per share), respectively, compared to $258 million ($0.43 per share) and $1,088 million ($1.82 per share) in the year earlier periods.

MPT has expanded its disclosure related to non-cash revenue, providing information allowing investors to adjust NFFO for non-cash components of accrued revenue not limited to deferred rent and payment-in-kind (“PIK”) interest, as well as cash recoveries of such items. These adjustments as they relate to fourth quarter and full-year 2023, as well as prior-year reporting, are included in this release and in the earnings supplemental.

Due to uncertainty regarding its hospitals leased to Steward and the timing of liquidity transactions, the Company is not providing an estimate of full-year 2024 net income or normalized funds from operations.

Q4 2023 Non-Recurring Accounting Adjustment Summary ($ amounts in millions)

Income Statement: Line Item Impacted	Amount	Description
Rent billed	$(154)	Write-off of Steward rent receivable, including deferred rent on Norwood Hospital, and lease incentive assets
Straight-line rent	(224)	Write-off of Steward consolidated straight-line rent
Interest and other income	(81)	Write-off of previously disclosed non-cash interest receivable on loans to Steward and International JV
Real estate and other impairment charges, net	(112)	Steward and other real estate impairments
Real estate and other impairment charges, net	(171)	Steward non-real estate impairments
Loss from equity interests	(30)	Massachusetts partnership straight-line rent and other receivables

Q4 2023 Consolidated Revenue Attribution ($ amounts in millions)

	Stabilized/ Accrual Portfolio	Steward[1]	Prospect and Other Cash- Basis[2]	Non-Recurring Charges	Total
Rent billed	$183	$48	$1	$(154)	$78
Straight-line rent	44	13	—	(224)	(167)
Income from financing leases	10	—	10	—	20
Interest and other income	15	8	5	(81)	(53)

Total revenues	$252	$69	$16	$(459)	$(122)

Q4 2023 Unconsolidated FFO and NFFO Attribution ($ amounts in millions)

	Stabilized/ Accrual Portfolio	Steward[1]	Non-Recurring Charges	Total
Earnings from equity interests	$5	$4	$(30)	$(21)
Depreciation and amortization[3]	13	5	—	18

MPT share of unconsolidated FFO	18	9	(30)	(3)
Normalizing adjustments	—	—	30	30

MPT share of unconsolidated NFFO	$18	$9	—	$27

[1]	MPT will account for Steward revenue on a cash basis, effective January 1, 2024
[2]

In addition to Prospect, includes revenue from other smaller tenants, as well as interest income from MPT’s loan to the International Joint Venture for which interest will only be recognized as cash is received effective January 1, 2024

[3]	MPT share of unconsolidated depreciation and amortization

A reconciliation of net (loss) income to FFO and NFFO, including per share amounts, can be found in the financial tables accompanying this press release.

ANNUAL MEETING OF STOCKHOLDERS

Medical Properties Trust also announced that its annual meeting of stockholders will be at 10:30 a.m. Central Time on May 30, 2024, in Birmingham, Alabama. Stockholders of record as of March 20, 2024, will be invited to attend.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for February 21, 2024 at 12:00 p.m. Eastern Time to present the Company’s financial and operating results for the quarter and year ended December 31, 2023. The dial-in numbers for the conference call are 877-883-0383 (U.S.) and 412-902-6506 (International) along with passcode 4099233. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through March 6, 2024, using dial-in numbers 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (International) along with passcode 1685767. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 439 facilities and approximately 43,000 licensed beds in nine countries and across three continents as of December 31, 2023. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, asset sales and other liquidity transactions, expected returns on investments and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) macroeconomic conditions, including due to geopolitical conditions and instability, which may lead to a disruption of or lack of access to the capital markets, disruptions and instability in the banking and financial services industries, rising inflation and movements in currency exchange rates; (ii) the risk that MPT is not able to recover deferred rent or its other investments in Steward at full value, within a reasonable time period or at all; (iii) the risk that property sales, loan repayments, and other capital recycling transactions do not occur as anticipated or at all; (iv) the risk that MPT is not able to attain its leverage, liquidity and cost of capital objectives within a reasonable time period or at all; (v) MPT’s ability to obtain debt financing on attractive terms or at all, as a result of changes in interest rates and other factors, which may adversely impact its ability to pay down, refinance, restructure or extend its indebtedness as it becomes due, or pursue acquisition and development opportunities; (vi) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us; (vii) the economic, political and social impact of, and uncertainty relating to, the potential impact from health crises (like COVID-19), which may adversely affect MPT’s and its tenants’ business, financial condition, results of operations and liquidity; (viii) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (ix) the nature and extent of our current and future competition; (x) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (xi) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xii) our ability to maintain our status as a REIT for income tax purposes in the U.S. and U.K.; (xiii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiv) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xv) the ability of our tenants and operators to operate profitably and generate positive cash flow, comply with applicable laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xvi) potential environmental contingencies and other liabilities; (xvii) the risk that the expected sale of three Connecticut hospitals currently leased to Prospect does not occur; (xviii) the risk that MPT is unable to monetize its investment in PHP at full value within a reasonable time period or at all; and (xix) the risks and uncertainties of litigation or other regulatory proceedings.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, as may be updated in our other filings with the SEC. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)

	December 31, 2023	December 31, 2022
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$13,237,187	$13,862,415
Investment in financing leases	1,231,630	1,691,323
Mortgage loans	309,315	364,101

Gross investment in real estate assets	14,778,132	15,917,839
Accumulated depreciation and amortization	(1,407,971)	(1,193,312)

Net investment in real estate assets	13,370,161	14,724,527
Cash and cash equivalents	250,016	235,668
Interest and rent receivables	45,059	167,035
Straight-line rent receivables	635,987	787,166
Investments in unconsolidated real estate joint ventures	1,474,455	1,497,903
Investments in unconsolidated operating entities	1,778,640	1,444,872
Other loans	292,615	227,839
Other assets	457,911	572,990

Total Assets	$18,304,844	$19,658,000

Liabilities and Equity
Liabilities
Debt, net	$10,064,236	$10,268,412
Accounts payable and accrued expenses	412,178	621,324
Deferred revenue	37,962	27,727
Obligations to tenants and other lease liabilities	156,603	146,130

Total Liabilities	10,670,979	11,063,593
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 598,991 shares at December 31, 2023 and 597,476 shares at December 31, 2022	599	597
Additional paid-in capital	8,560,309	8,535,140
Retained (deficit) earnings	(971,809)	116,285
Accumulated other comprehensive income (loss)	42,501	(59,184)

Total Medical Properties Trust, Inc. Stockholders’ Equity	7,631,600	8,592,838
Non-controlling interests	2,265	1,569

Total Equity	7,633,865	8,594,407

Total Liabilities and Equity	$18,304,844	$19,658,000

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenues
Rent billed	$78,421	$231,845	$803,375	$968,874
Straight-line rent	(166,769)	58,045	(127,894)	204,159
Income from financing leases	19,412	48,920	127,141	203,580
Interest and other income	(53,447)	41,676	69,177	166,238

Total revenues	(122,383)	380,486	871,799	1,542,851
Expenses
Interest	102,338	92,047	411,171	359,036
Real estate depreciation and amortization	77,295	81,454	603,360	332,977
Property-related (A)	3,298	7,699	41,567	45,697
General and administrative	30,150	42,893	145,588	160,494

Total expenses	213,081	224,093	1,201,686	898,204
Other (expense) income
(Loss) gain on sale of real estate	(2,024)	(33)	(1,815)	536,755
Real estate and other impairment charges, net	(283,619)	(282,950)	(376,907)	(268,375)
(Losses) earnings from equity interests	(20,873)	7,194	13,967	40,800
Debt refinancing and unutilized financing benefit (costs)	239	—	285	(9,452)
Other (including fair value adjustments on securities)	(17,861)	(5,531)	7,586	15,344

Total other (expense) income	(324,138)	(281,320)	(356,884)	315,072

(Loss) income before income tax	(659,602)	(124,927)	(686,771)	959,719
Income tax (expense) benefit	(3,982)	(15,285)	130,679	(55,900)

Net (loss) income	(663,584)	(140,212)	(556,092)	903,819
Net income attributable to non-controlling interests	(359)	(262)	(384)	(1,222)

Net (loss) income attributable to MPT common stockholders	$(663,943)	$(140,474)	$(556,476)	$902,597

Earnings per common share - basic and diluted:
Net (loss) income attributable to MPT common stockholders	$(1.11)	$(0.24)	$(0.93)	$1.50

Weighted average shares outstanding - basic	598,984	598,053	598,518	598,634
Weighted average shares outstanding - diluted	598,984	598,053	598,518	598,837
Dividends declared per common share	$0.15	$0.29	$0.88	$1.16

(A)

Includes $0.7 million and $6.0 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended December 31, 2023 and 2022, respectively, and $29.3 million and $36.3 million for the twelve months ended December 31, 2023 and 2022, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net (Loss) Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
FFO information:
Net (loss) income attributable to MPT common stockholders	$(663,943)	$(140,474)	$(556,476)	$902,597
Participating securities’ share in earnings	(349)	(567)	(1,644)	(1,602)

Net (loss) income, less participating securities’ share in earnings	$(664,292)	$(141,041)	$(558,120)	$900,995

Depreciation and amortization	95,648	98,891	676,132	399,622
Loss (gain) on sale of real estate	2,024	(99)	1,815	(536,887)
Real estate impairment charges	112,112	170,582	167,966	170,582

Funds from operations	$(454,508)	$128,333	$287,793	$934,312

Write-off of billed and unbilled rent and other	499,335	111	649,911	35,370
Other impairment charges	171,507	112,368	208,941	97,793
Litigation and other	2,899	—	15,886	—
Share-based compensation adjustments	(6,571)	4,042	(9,691)	3,076
Non-cash fair value adjustments	8,405	9,466	(34,157)	(3,097)
Tax rate changes and other	(2,797)	3,796	(167,332)	10,697
Debt refinancing and unutilized financing (benefit) costs	(239)	—	(285)	9,452

Normalized funds from operations	$218,031	$258,116	$951,066	$1,087,603

Certain non-cash and related recovery information:
Share-based compensation	$10,102	$12,377	$42,941	$46,345
Debt costs amortization	$4,933	$5,023	$20,273	$19,739
Non-cash rent and interest revenue (C)	$(57,920)	$(47,216)	$(239,599)	$(120,573)
Cash recoveries of non-cash rent and interest revenue (D)	$2,364	$514	$38,451	$1,445
Straight-line rent revenue from operating and finance leases	$(63,282)	$(72,494)	$(247,699)	$(297,645)
Per diluted share data:
Net (loss) income, less participating securities’ share in earnings	$(1.11)	$(0.24)	$(0.93)	$1.50

Depreciation and amortization	0.16	0.16	1.13	0.67
Loss (gain) on sale of real estate	—	—	—	(0.90)
Real estate impairment charges	0.19	0.29	0.28	0.29

Funds from operations	$(0.76)	$0.21	$0.48	$1.56

Write-off of billed and unbilled rent and other	0.83	—	1.09	0.06
Other impairment charges	0.29	0.19	0.35	0.16
Litigation and other	—	—	0.03	—
Share-based compensation adjustments	(0.01)	0.01	(0.02)	0.01
Non-cash fair value adjustments	0.01	0.02	(0.06)	(0.01)
Tax rate changes and other	—	—	(0.28)	0.02
Debt refinancing and unutilized financing (benefit) costs	—	—	—	0.02

Normalized funds from operations	$0.36	$0.43	$1.59	$1.82

Certain non-cash and related recovery information:
Share-based compensation	$0.02	$0.02	$0.07	$0.08
Debt costs amortization	$0.01	$0.01	$0.03	$0.03
Non-cash rent and interest revenue (C) (E)	$(0.10)	$(0.08)	$(0.40)	$(0.20)
Cash recoveries of non-cash rent and interest revenue (D)	$—	$—	$0.06	$—
Straight-line rent revenue from operating and finance leases (E)	$(0.11)	$(0.12)	$(0.41)	$(0.50)

Notes:

(A)

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “(Losses) earnings from equity interests” line on the consolidated statements of income.

(B)

Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization, including amortization related to in-place lease intangibles, and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by our tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

(C)	Includes revenue accrued during the period but not received in cash, such as deferred rent, payment-in-kind (“PIK”) interest or other accruals.

(D)	Includes cash received to satisfy previously accrued non-cash revenue, such as the cash receipt of previously deferred rent or PIK interest.

(E)	Each line includes a portion of non-cash revenue from Steward in Q4 2023 totaling $0.12 per share.